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                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this __ day of May 1997, between InTime Systems International, Inc. (the "Company"), and Michael Matte (the "Executive"). All references to the Company shall also include The Consulting Team, Inc., a wholly-owned subsidiary of the Company.

     WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

     1.  Term of Employment.

          (a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the date of this Agreement and ending three years hereafter (the "Term"). This Agreement supersedes any other agreement between the Company or its subsidiaries including The Consulting Team, Inc. and the Executive.

          (b) Continuing Effect. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of Section 7 shall be binding upon the legal representatives, successors and assigns of the Executive.

     2.   Duties.

          (a) General Duties. The Executive shall serve as the Company's Chief Financial Officer in charge of all financial and accounting operations of the Company including but not limiting to those duties customarily held by chief financial and accounting officers of public companies and supervision of the Company's employees working in the finance and accounting areas. In addition to all of the foregoing, the Executive shall be a signatory on all of the Company's banking accounts. The Executive shall report directly to the Company's Chief Executive Officer. The Executive shall also perform such services for such subsidiaries as may be necessary. The Executive shall use his best efforts to
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     perform his duties and discharge his responsibilities pursuant to this
     Agreement competently, carefully and faithfully.

          (b) Devotion of Time. The Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company.
     The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the Board of Directors (the "Board") of the Company; provided, that the Executive shall be permitted to devote a limited amount of his time, without compensation, to professional charitable or similar organizations.

          (c) Location of Office. Except for customary business travel, the Executive's principal office shall be in the West Palm Beach, Florida area.

     3.   Compensation and Expenses.

          (a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $130,000 during the Term which shall be subject to increase at the discretion of the Board based on performance. The Company shall pay the Executive his annual compensation in equal installments no less frequently than monthly in accordance with the normal payroll practices of the Company. Commencing with the one year anniversary of this Agreement and beginning on each year thereafter during the Term of this Agreement, the Executive's annual salary shall be adjusted in accordance with the Consumer Price Index, all Urban Consumers, issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1982-84 as a base of 100 (the "Index"). At the commencement of the second year, and of each year thereafter, the Executive's salary shall be multiplied each year by a fraction, the numerator of which shall be the published Index number for the month preceding the commencement of the new year, i.e., April, and the denominator of which shall be the published Index number for the month of April 1997. The resulting increase to the Executive's annual salary, if any, shall be added to the prior year's annual salary and become a part thereof for the succeeding year. In the event that the Index herein referred to ceases to be published during the term of this Agreement, or if a substantial change is made in the method of establishing such Index, then the determination of the

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     adjustment in the Executive's compensation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States as shall then be computed and published by an agency of the United States, or if not by a respected financial periodical selected by the Executive.

          (b) Incentive Bonus. If the Company's net pretax income for fiscal 1997, 1998 or 1999 is between $500,000 and $1,000,000, the Company shall pay a bonus to the Executive of 10% of such net pretax income. For any net pretax income in excess of $1,000,000 but not more than $2,000,000, there shall be no additional bonus paid to the Executive. For any net pretax income in excess of $2,000,000, the Company shall pay an additional bonus to the Executive of 10% of such additional net pretax income in excess of $2,000,000, but in no event shall the total bonus paid to the Executive exceed 100% of his base salary for such fiscal year. In determining the Company's annual net pretax income, there shall be excluded therefrom (A) the results of operations of any subsidiary or business acquired by the Company during the Term, (B) any extraordinary income including income caused by FASB 109, (C) any extraordinary expenses, and (D) any charges to income resulting from the release of Escrow Shares and Escrow Property pursuant to that certain Escrow Agreement dated February 16, 1995 by and among American Stock Transfer and Trust Company, the Company and certain stockholders and optionholders (the "Escrow Agreement"). The bonus shall be paid within five days after the Company has received audited financial statements for the appropriate year. Provided, however, if there is a Sale of the Company, as defined, no bonus shall be paid following the Sale unless (i) owed for a completed year, or (ii) pursuant to Section 3(e) hereof.

          (c)  Expenses.  In addition to any compensation received pursuant to
     Section 3(a), the Company shall reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company's practices. Such reimbursement or advances shall be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of or advances to executive officers.

          (d) Stock Options. The stock options previously granted to the Executive prior to the date of this Agreement shall not be affected by this Agreement. The Company shall

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     issue to the Executive 100,000 non-qualified 10-year options pursuant to the Company's 1994 Stock Option Plan exercisable at $6.50 per share (the "Exercise Price") as provided in such Plan. The options shall not be exercisable until termination of the Escrow Agreement.

               (i) Repricing. The Exercise Price of the 100,000 options shall be adjusted by the Board of Directors (or Stock Option Committee) at any time the average closing price of the Company's Class A Common Stock for a period of five consecutive trading days is at least 25% less than the then current Exercise Price.

               (ii) Vesting. The 100,000 options shall vest as follows: 16,667 options on June 30, 1997, December 31, 1997, June 30, 1998 and December 31, 1998, and 16,666 options on June 30, 1999 and December 31, 1999, subject to continued employment on each applicable vesting date. However, except for a Sale of the Company, as defined, in the event of (A) sale by both of the Company's principal stockholders of all or substantially all (90%) of the Company's Class A Common Stock owned by them excluding shares held in escrow pursuant to the Escrow Agreement; or (B) sale not in the ordinary course of business of the Company's software or consulting business, the 100,000 options shall all vest upon consummation of such change in control or partial sale.

               (iii) Forfeiture of Options. In the event of a Sale of the Company, as defined herein, the 100,000 options shall terminate and be forfeited.

          As used in this Agreement, the term "Sale" means a transaction or series of transactions in which all or substantially all of the assets of the Company have been sold to a non-affiliated third party, a merger or other form of reorganization in which control of the Company has been acquired by a non-affiliated third party or a sale by both of the Company's principal stockholders of all or substantially all (90%) of the Company's Class A Common Stock owned by them excluding shares held in escrow pursuant to the Escrow Agreement. In the event the Executive desires to exercise his options, the Company shall, at its option, pay the Executive the difference between the fair market value of its Class A Common Stock and the exercise price of the options or assist the Executive in arranging for a cashless exercise.

          (e) Severance Benefits. The Company shall pay the Executive three times his salary for the last fiscal year if the Executive's employment is terminated (i) without cause

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     during the Term, or (ii) within a period ending three years following expiration of the Term as long as the Executive continues to perform his duties on behalf of the Company in consideration for payment to the Executive of the same base salary and benefits that he will receive pursuant to this Agreement without any incentive bonus (other than participation, if any, in any management incentive compensation plan), stock options or compensation upon Sale of the Company regardless of whether such compensation is pursuant to an oral period-to-period employment agreement or a written employment agreement.

          (f) Compensation Upon Sale of Company. If during the Term of this Agreement, there is a Sale of the Company, the Executive shall receive a minimum of $900,000 payable either from a separate agreement with the Company's principal stockholders, a form of which is annexed as Exhibit A to this Agreement, or to the extent the compensation paid by the Company's principal stockholders is less than $900,000, as an additional bonus from the Company.

     4.   Benefits.

          (a) Vacation. For each 12-month period during the Term, the Executive shall be entitled to three weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.

          (b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k) insurance or other employee benefit plan that is maintained by the Company for its executive officers, including programs of life and medical insurance.

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     5.   Termination.

          (a) Termination for Cause. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination shall become effective upon the giving of such notice, except that termination based upon clause (v) below shall not become effective unless the Executive shall fail to correct such breach (as determined by the Company's Board) within 15 days of receipt of written notice thereof provided pursuant to the preceding sentence. Upon any such termination for cause, the Executive shall have no right to compensation, commission, bonus or reimbursement under Section 3, or to participate in any employee benefit programs under
     Section 4, except as provided by law, for any period subsequent to the effective date of termination. For purposes of this Section 5(b), "cause" shall mean: (i) the Executive is convicted of any felony, or is convicted of a misdemeanor which is related to the Executive's employment or the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed any act, including negligent conduct, resulting in harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company;
     (iv) the Executive materially breaches any provision of Section 6 or
     Section 7; (v) the Executive fails to perform his duties or performs such duties in a manner not customary for an executive of similar status and compensation; and (vi) the Executive suffers from alcoholism or drug addiction or otherwise uses alcohol to excess or uses drugs in any form except strictly in accordance with the recommendation of a physician or dentist.

          (b) Death or Disability. Except for the conditions and obligations contained in this Section 5(b), this Agreement and the obligations of the Company hereunder shall terminate upon the death or disability of the Executive. For purposes of this Section 5(b), "disability" shall mean that for a period of four consecutive months in any 12-month period the Executive is incapable of substantially fulfilling the duties set forth in
     Section 2 because of physical, mental or emotional incapacity resulting from injury, sickness or disease. However, the use of alcohol or drugs as referred to in Section 5(a)(vi) above shall not fall under the definition of a "disability".

          Upon termination by death or disability, the Company shall pay the Executive or his legal representative, as the case may be, his unpaid salary at such time pursuant to Section 3(a) through the date of such termination of employment. Such sums shall be paid upon the same terms and

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     conditions as if this Agreement were in full force and effect.

          (c) Continuing Effect. Notwithstanding any termination of the Executive's employment as provided in this Section 5 or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect.

     6.   Non-Competition Agreement.

          (a) Competition with the Company. For a period of 12 months commencing on the date of termination of the Executive's employment with the Company, the Executive shall not, directly or indirectly, compete with the Company by acting as chief financial officer or similar management position for a business which offers human resources or payroll consulting services; provided, however, the foregoing shall not prevent Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

          (b) Solicitation of Customers. During the periods in which the provisions of Section 6(a) shall be in effect, the Executive, directly or indirectly, shall not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this
     Section 6(b), the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or any of its subsidiaries sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer.

          (c) No Payment. The Executive acknowledges and agrees that no separate or additional payment shall be required to be made to his in consideration of his undertakings in this Section 6.

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     7.   Non-Disclosure of Confidential Information.  The Executive
acknowledges that during his employment he shall learn and shall have access to confidential information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or its affiliates (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be.
The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive.

     8.   Equitable Relief.

          (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the board of directors of the Company, shall leave his employment for any reason and take any action in violation of Section 6 or Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 8(b) below, to enjoin the Executive from breaching the provisions of Section 6 or Section 7. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 8 shall be construed to prevent the Company from seeking such other remedy in arbitration in case of any breach of this Agreement by the Executive, as the Company may elect.


          (b) Any proceeding or action must be commenced in Florida where the Company maintains its principal offices.

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     The Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

     9. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive shall be void.

     10.  Severability.

          (a) The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

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          (b)  If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

     11. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

          To the Company:     InTime Systems International, Inc.
                              1601 Forum Place, 5th Floor
                              West Palm Beach, FL  33401

          With a Copy to:     Michael D. Harris,  Esq.
                              Cohen, Chernay, Norris,
                                Weinberger & Harris
                              712 U.S. Highway One, 4th Floor
                              North Palm Beach, FL  33408

          To the Executive:   Michael Matte
                              1601 Forum Place, 5th Floor
                              West Palm Beach, FL  33401


or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

     13. Arbitration. Except as provided in Section 8 hereof, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by

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either party of the controversy, claim or dispute to binding arbitration in West
Palm Beach, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

     14. Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, costs and expenses.

     15. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

     16. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

     17. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

     18. Section and Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Agreement as of the date and year first above written.

WITNESSES:                        INTIME SYSTEMS INTERNATIONAL, INC.

____________________________

____________________________      By: _______________________________
                                        William E. Berry, President


____________________________          _______________________________
                                        Michael Matte
____________________________

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